Exhibit 99.1

Armstrong World Industries Announces Management Changes

LANCASTER, Pa., Aug. 26, 2014 / PRNewswire / — Today, Armstrong (NYSE: AWI) announces that effective Sept. 26, Donald R. Maier, currently senior vice president, Global Operations Excellence for Armstrong, is appointed executive vice president and chief executive officer of Armstrong Flooring Products. Mr. Maier succeeds Thomas B. Mangas, who is leaving Armstrong to become executive vice president and chief financial officer for Starwood Hotels & Resorts Worldwide.

Armstrong CEO Matt Espe said, “I would like to thank Tom for his many contributions to Armstrong and wish him well in his future pursuits. In Don Maier, we have a leader with a great combination of P&L and operations experience, as well as a strong understanding of the key issues and opportunities for our flooring business.”

Mr. Maier joined Armstrong in January 2010. During his tenure, he led a successful Lean transformation that dramatically improved manufacturing and procurement productivity. He also established a disciplined project management process and implemented a safety program that has delivered world-class results. Under his leadership, the company right-sized its manufacturing footprint to correspond to demand around the world, consolidating facilities in the U.S. and building and opening new plants in Millwood, West Virginia; Wujiang, China; and Tatarstan, Russia.

Prior to Armstrong, Mr. Maier worked for TPG Capital Advisors where he was responsible for transforming multi-billion dollar portfolio companies. From 2002-2008, Mr. Maier served as vice president and general manager of Hill-Rom’s $1.4B North American business where he drove top- and bottom-line growth through alignment of the organization and operating processes around the customer, revitalization of the product innovation pipeline and strategic acquisitions.

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2013, Armstrong’s consolidated net sales totaled approximately $2.7 billion. As of June 30, 2014, Armstrong operated 35 plants in eight countries and had approximately 8,600 employees worldwide.